Exhibit 14(a)

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in the Registration Statement on Form N-14 of Turner Large Cap Growth Opportunities Fund of Turner Funds (the “Turner Fund Registration”) of our report on Mercury Select Growth Fund (the “Mercury Fund”) dated November 13, 2001 appearing in the September 30, 2001 Annual Report of the Mercury Fund, which is incorporated by reference in the Mercury Fund’s Statement of Additional Information dated January 29, 2002, which is incorporated by reference in the Turner Fund Registration.

We also consent to the reference to us under the caption “Financial Highlights” appearing in the Mercury Fund’s Prospectus dated January 29, 2002, which is also incorporated by reference in the Turner Fund Registration.

/s/ Deloitte & Touche LLP

New York, New York April 29, 2002